Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 info@echelon.com www.echelon.com

News Release

Echelon Announces Appointment of Bill Slakey as EVP and CFO;

Chris Stanfield to Retire after 22 Years of Service

SAN JOSE, Calif., Nov. 2, 2011 – Echelon Corporation (NASDAQ: ELON) today announced the appointment of Bill Slakey to the position of executive vice president and chief financial officer (CFO), effective November 7, 2011. Slakey will succeed Oliver “Chris” Stanfield, Echelon executive vice president and chief financial officer, who will retire but will stay through a transition period. In addition, Echelon announced that C. Michael Marszewski has been appointed principal accounting officer reporting to Slakey.

“We’re very excited to welcome Bill to the Echelon team,” commented Ron Sege, chairman and CEO, Echelon. “With his financial acumen, solid operational background and strategic insight, Bill will be a key asset as we continue to scale the company and extend our worldwide operations.”

“Chris’ tenure delivered excellent financial stewardship, ensuring a ‘built to last’ company. On behalf of the board of directors and Echelon’s team members, I thank Chris for his contributions and wish him the best,” said Sege.

Slakey is a seasoned executive with over 20 years of experience establishing and improving company and financial operations. Slakey previously served as CFO at leading public companies including Extreme Networks, Handspring, Inc. and WJ Communications, and at successful private technology firms including LiveOps, SnapTrack, Inc, and Tropos Networks. Slakey has also held senior financial positions at Palm Computing, 3Com Corporation and Apple Computer.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is the world’s leading open-standard energy control networking company. Echelon technologies connect more than 35 million homes, 300,000 buildings and 100 million devices to the smart grid, and help customers save 20% or more on their energy usage. With more than 20 years of experience in energy control, Echelon delivers a wide range of innovative solutions to commercial and electric utility customers. More information about Echelon can be found at http://www.echelon.com.

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Echelon and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

This press release may contain statements relating to future plans, events or performance. Such statements may involve risks and uncertainties, including risks associated with market acceptance of Echelon’s technology by itself or combined with other offerings, do not perform as designed or do not offer the expected benefits and savings; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Press Contacts:

Linda Hanson Echelon Corporation +1 (408)790-3083 lhanson@echelon.com	Emilie Salvagio Lois Paul & Partners +1 (512) 638-5321 echelon@lpp.com